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                                                                   EXHIBIT 99-34


Nov. 3, 2000

DETROIT EDISON CUSTOMERS TO BENEFIT FROM MPSC SECURITIZATION ORDER

         DETROIT -The Michigan Public Service Commission (MPSC) yesterday paved the way for Detroit Edison to provide electric rate reductions to its customers above and beyond those mandated in utility restructuring legislation enacted earlier this year. Detroit Edison received approval to proceed with securitization of $1.77 billion in qualified financial obligations, a refinancing that will funnel savings into 5-percent rate cuts for business customers and provide funding for low-income and energy efficiency programs.

         Detroit Edison's residential customers began benefiting from a 5-percent rate cut in June as provided for in restructuring legislation signed by Gov. John Engler.

         "Yesterday's order by the Michigan Public Service Commission is major step supporting customer choice and critical to realizing the vision of a competitive electric utility industry in the state that is fair to all stakeholders," said Anthony F. Earley Jr., DTE Energy and Detroit Edison chairman and chief executive officer.

         Through the sale of securitization bonds, Detroit Edison will refinance its qualifying assets at lower costs, much like refinancing a home can reduce interests costs. The debt includes costs for the Fermi 2 nuclear power plant and other qualified assets. The savings achieved through this refinancing will be passed on to all customers through rate reductions, funding of programs for low-income customers and programs to promote energy efficiency.

          "Barring an appeal from special interest groups, we now have the authorization to proceed with securitization and allow all of our customers to see a major benefit of Michigan's new restructuring laws," said Earley. "However, an appeal of the MPSC order could prevent us from moving forward with lower electricity rates for business customers and postpone the opportunity to make them more competitive and a continuing driver to Michigan's economic growth. An appeal could also impact our ability to provide funding for low income and energy efficiency programs"

         DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy's principal operating subsidiary is Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan. DTE Energy recently announced plans to merge with MCN Energy Group, parent company of Michigan Consolidated Gas Co., a natural gas utility serving 1.2 million customers in Michigan. The proposed company, DTE Energy, would be the largest energy utility in the state. Information about DTE Energy is available on the World Wide Web at http://www.dteenergy.com.

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         This press release contains forward-looking statements; and the estimates contained herein are subject to a number of variables discussed in the company's reports filed with the Securities and Exchange Commission.

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For Further Information:

Lewis K. Layton                                               Lorie N. Kessler
(313) 235-8809                                                (313) 235-8807